NORTH BAY BANCORP

                             P R E S S R E L E A S E

                                  July 7, 2000

         North Bay Bancorp, holding company of The Vintage Bank and proposed holding company of Solano Bank (In Organization), has closed its $5 million stock offering as of June 30, 2000.

         President & CEO Terry L. Robinson stated, "The stock offering has been oversubscribed by approximately $240,000. The purpose of the offering was to develop a base of Solano County investing shareholders and provide a portion of the capital needed for the opening of Solano Bank (In Organization). We are elated with the enthusiasm with which this issue was received; it bodes well for the future of the new bank." Glen C. Terry, President & CEO of Solano Bank (In Organization) added, "The degree of community support for our new bank in Solano County has been very impressive. We are excited at the prospects of opening our doors and restoring our style of community banking to Solano County."

         Since the offering is limited to a maximum of $5 million, the excess subscriptions cannot be accepted in their entirety. Robinson explained that the excess would be refunded to larger selected subscribers whose investment was made during the offering extension period (after May 31, 2000). Robinson added that all subscribers will become shareholders, although some will be invested at a lower level than that for which they originally subscribed.

         Stock of North Bay Bancorp is quoted on the Over-The-Counter (OTC) Bulletin Board, Symbol NBAN.OB.

                                  EXHIBIT 99.1